                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      TANGRAM ENTERPRISE SOLUTIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                  TANGRAM(R)
                                   ENTERPRISE LOGO
                                    SOLUTIONS
                ----------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 3, 1998


DEAR SHAREHOLDER:

  The 1998 Annual Meeting of Shareholders of Tangram Enterprise Solutions, Inc. (the "Company") will be held at 10:00 a.m. on Wednesday, June 3, 1998, at 11000 Regency Parkway, Suite 401, Cary, NC 27511, for the following purposes:

  (1)  to elect eight directors;

  (2) to transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

  Shareholders of record at the close of business on April 20, 1998, will be entitled to receive notice of, and to vote at, the meeting and any adjournment or adjournments thereof. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed Proxy and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.


                                     By order of the Board of Directors,

                                     /s/ James A. Ounsworth

                                     James A. Ounsworth
                                     Secretary


11000 Regency Parkway
Suite 401
Cary, NC 27511
April 29, 1998

                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                             11000 REGENCY PARKWAY
                                   SUITE 401
                                 Cary, NC 27511


                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Tangram Enterprise Solutions, Inc. (the "Company") for use at the Annual Meeting of the Company's shareholders to be held at 10:00 a.m. on Wednesday, June 3, 1998, at 11000 Regency Parkway, Suite 401, Cary, NC (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The Company intends to mail this Proxy Statement and related form of Proxy to shareholders on or about April 29, 1998.

VOTING SECURITIES

  Only holders of record of shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), at the close of business on April 20, 1998 (the "Shares"), are entitled to receive notice of, and to vote at, the Annual Meeting. On April 20, 1998, there were 15,717,761 Shares issued and outstanding. Each shareholder has one vote per Share on all business of the Annual Meeting.

  The eight nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted will be elected as directors. Votes withheld from any director, broker non-votes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Only those votes which are cast as affirmative or negative will be treated as voting on any matter presented at the Annual Meeting.

REVOCABILITY OF PROXY

  Proxies are revocable at any time before they are voted by delivering written notice of revocation to the Secretary of the Company prior to or at the Annual Meeting, by filing a duly executed Proxy bearing a later date, or by voting in person at the Annual Meeting. Unless so revoked, the Shares represented by Proxies will be voted at the Annual Meeting.

PERSONS MAKING THE SOLICITATION

  The solicitation of this Proxy is made by the Company. The cost of soliciting Proxies on behalf of the Board of Directors, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies on behalf of the Board of Directors in person, by mail or by telephone.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholders intending to present proposals at the next Annual Meeting of Shareholders to be held in 1999 must notify the Company of the proposal no later than December 30, 1998.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth, as of April 20, 1998, the beneficial ownership of the Company's Shares by (i) shareholders known by the Company to beneficially own more than 5% of the Company's outstanding Shares, (ii) each of the Company's directors, (iii) each named executive officer and (iv) all executive officers and directors of the Company as a group.

                                             NUMBER OF              PERCENT OF
                                           SHARES OWNED(1)       OUTSTANDING SHARES
                                          -----------------      ------------------
Safeguard Scientifics, Inc.
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA  19087(2)....................      10,448,738            66.5%
W. Christopher Jesse
  11000 Regency Parkway, Suite 401
  Cary, NC 27511(3)......................       1,545,212             9.5%
Steven F. Kuekes
  11000 Regency Parkway, Suite 401
  Cary, NC 27511(3)......................       1,684,425            10.5%
Nancy M. Dunn(3).........................         263,258             1.7%
Michael Forster..........................               0              *
John N. Nelli(3).........................          12,500              *
John F. Owens(3).........................          13,000              *
Charles A. Root(3).......................         150,000              *
Carl G. Sempier(3).......................          13,000              *
Harry Wallaesa(3)........................           5,000              *
Carl Wilson(3)...........................           5,000              *
All executive officers and directors
  as a group (10 persons)(4).............       3,691,395            21.8%
-------

*  Less than one percent

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the Shares (except for Shares held jointly with spouse).

(2) These Shares are held of record by Safeguard Scientifics (Delaware), Inc., a wholly owned subsidiary of Safeguard. All of the Shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its bank line of credit.

(3) Includes for Messrs. Jesse, Kuekes, Nelli, Owens, Root, Sempier, Wallaesa, Wilson and Ms. Dunn, 575,000 Shares, 360,000 Shares, 12,500 Shares, 13,000 Shares, 150,000 Shares, 13,000 Shares, 5,000 Shares, 5,000 Shares and 90,000 Shares, respectively, that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by June 20, 1998.

(4) Includes 1,223,500 Shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by June 20, 1998.

          At April 1, 1998, Mr. Root beneficially owned approximately .88% of the outstanding common stock of Safeguard. Other than Mr. Root, all officers and directors of the Company as a group beneficially owned less than 1% of Safeguard's outstanding common stock at such date.

                           I.  ELECTION OF DIRECTORS

          It is intended that the persons named as proxies for the Annual Meeting will vote in favor of the following nominees as directors of the Company to hold office until the Annual Meeting of Shareholders in 1999 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Proxies may not be voted for more than eight directors. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holders of the Proxies may vote the Proxies for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors to be elected.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE EIGHT NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.


                             PRINCIPAL OCCUPATION AND BUSINESS             HAS BEEN A
NAME                         EXPERIENCE DURING LAST FIVE YEARS           DIRECTOR SINCE  AGE
----------------------  -------------------------------------------      --------------  ---

Michael H. Forster      Senior Vice President, Sybase, Inc.,  a
                        database management solutions
                        company(3).................................           1997       55
W. Christopher Jesse    President and Chief Executive Officer of
                        the Company................................           1993       47
Steven F. Kuekes        Senior Vice President and Chief
                        Technology Officer of the Company..........           1993       39
John F. Owens           President, Solo Systems, Inc., a
                        management consulting firm; and,
                        President, Implementation Conversion
                        Services, Inc., a systems software services
                        company(1)(2)..............................           1992       57
Charles A. Root         Executive Vice President, Safeguard
                        Scientifics, Inc., a strategic
                        information systems company(3).............           1991       65
Carl G. Sempier         Business consultant(1)(2)..................           1992       66
Harry Wallaesa          President, aligne, inc., a technology
                        management consulting company(2)...........           1996       47
Carl Wilson             Senior Vice President and Chief
                        Information Officer, Marriott
                        International, an international
                        hospitality company(1)(3)..................           1995       51

(1)  Member of the Compensation Committee.

(2)  Member of the Audit Committee.

(3)  Member of the Executive Committee.

     Mr. Root served as Vice Chairman and Chief Executive Officer of the Company from June 1991 until August 1991, as President and Chief Executive Officer of the Company from August 1991 to September 1993, and is currently serving as Chairman of the Board. Mr. Root is Chairman of the Board of Coherent Communications Systems Corporation and CompuCom Systems, Inc. and a director of ChromaVision Medical Systems, Inc.

     From 1985 to October 1995, Mr. Wallaesa served as Corporate Vice President, Management Information Systems, of Campbell Soup Co. Mr. Wallaesa served as President-Consulting Services of Sentry Technology Group, Inc. (formerly The Value Sourcing Group, Inc.), management consultants in information technology from November 1995 to December 1996.

     Mr. Forster served as President and Chief Executive Officer of MicroDecisionWare, Inc., a company specializing in MiddleWare solutions from April 1993 to March 1994. In April 1994, MicroDecisionWare merged into Sybase and Mr. Forster was appointed President of Sybase's InformationCONNECT Division, the successor to MicroDecisionWare.

     Mr. Wilson served as Vice President-Information Resources of Georgia-Pacific Corporation, a diversified forest products company from December 1992 to March 1997.


DIRECTORS' COMPENSATION

          Directors are elected annually and hold office until their successors are elected and have qualified or until their earlier resignation or removal. Directors who are not employees of the Company or Safeguard receive $1,000 for each Board meeting attended. Non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings or other Company business. Employees of the Company who are directors receive no additional compensation for their service as directors.

          Directors who are not employed by the Company or the Company's affiliates have participated in the Stock Option Plan for Directors ("Directors' Plan"). Upon the adoption of the 1997 Equity Compensation Plan in May 1997 (the "1997 Plan"), the Directors' Plan was terminated. Pursuant to the Directors' Plan, each Eligible Director received an option to purchase 10,000 shares of the Company's Common Stock upon his election ("Initial Grant"). Thereafter, each Eligible Director had received a grant to purchase 2,000 shares of Common Stock on the second anniversary of his election as a director and at the end of every two years' service thereafter ("Service Grants"). The maximum number of shares of Common Stock subject to options granted to an Eligible Director under the Directors' Plan did not exceed 20,000 shares. The exercise price of each option was equal to the fair market value of the shares on the date of grant. Each option had a term of ten years. Initial Grants vested in 25% installments on each of the first through fourth anniversaries of the date of grant and Service Grants vested in 50% installments on each of the first and second anniversaries of the date of grant.

     In November 1997, the Company's Board adopted an official option grant policy to non-employee directors that is similar to the provisions of the Directors' Plan prior to its termination. Accordingly, in 1997, Mr. Forster received an option to purchase 10,000 shares of Common Stock at an exercise price of $7.125 per share on his election to the Company's Board. Additionally, Mr. Wilson received options to purchase 2,000 shares of Common Stock at an exercise price of $7.00 per share on the second anniversary of his election as a director. Mr. Forster's grant vests in 25% installments on each of the first through fourth anniversaries of the date of grant and Mr. Wilson's grant vests in 50% installments on each of the first and second anniversaries of the date of grant.

BOARD AND COMMITTEE MEETINGS

          The Board of Directors held four meetings during 1997. The Company's Board of Directors has appointed standing Executive, Compensation and Audit Committees. It has not appointed a standing Nominating Committee. The Executive Committee was established in March 1998 and is authorized to act upon all matters with respect to the management of the business and affairs of the Company, except that its authority to authorize and approve transactions is limited to up to $5 million in the aggregate between meetings of the Board. The Compensation Committee reviews and approves management's recommendations for compensation paid to the executive officers of the Company and administers the Company's stock option plans. The Compensation Committee met four times during 1997. The Audit Committee meets with the Company's independent auditors to review and approve the scope and results of their professional services. It also reviews the procedures for evaluating the adequacy of the Company's accounting controls, considers the range of audit fees and makes recommendations to the Board regarding the engagement of the Company's independent auditors.
The Audit Committee met three times during 1997. Except for Mr. Wallaesa, each director attended at least 75% of all meetings of the Board of Directors and any committee of which he was a member. Mr. Wallaesa did not attend the one Audit Committee meeting he was eligible to attend.

                   REPORT OF THE BOARD COMPENSATION COMMITTEE

          The Compensation Committee of the Board of Directors (the "Compensation Committee") reviews and approves compensation levels recommended by management, including incentive compensation, for the executives of the Company and administers the Company's stock option plans. Messrs. Owens, Sempier and Wilson currently constitute the Compensation Committee.

EXECUTIVE COMPENSATION POLICIES

          The Company is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain qualified executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company. The philosophy of the Compensation Committee with respect to the compensation of the Company's executive officers is (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and to align the compensation of such executives with the Company's overall business strategies, and (ii) to provide such executive officers with a significant equity stake in the Company. To this end, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities and the Company's performance. The primary components of the Company's executive compensation program are (i) base salaries, (ii) bonuses, and (iii) stock options.

          Base compensation levels and benefits are initially established to be competitive with comparable companies which primarily are small high-tech, high growth companies with less than $30 million in revenues. For the purpose of establishing these levels, the Company reviews various published salary surveys. Annual base salaries are subject to periodic increases to be determined by the Compensation Committee in its discretion based upon (i) a qualitative review of the performance of the Company and the executive, and (ii) the compensation of executives with similar responsibilities employed by companies similar in size to the Company. The Compensation Committee has no established formula or methodology for making such determinations. Annual cash bonuses are intended to create an incentive for executives who significantly contribute to and influence the Company's strategic plans and are responsible for the Company's performance. The aims are to focus executives' attention on areas such as profitability and asset management, to encourage teamwork, and to tie executive pay to corporate performance goals which are consistent with the long-term goals of shareholders and other investors. Bonuses are awarded based on the achievement of annual financial and strategic goals approved by the Compensation Committee at the beginning of each year. These goals may include a target range of revenues, pretax earnings, earnings per share, return on equity, or other objective measurement consistent with long-term shareholder goals. The Compensation Committee approves a target range for specific financial and/or strategic goals and a range of potential bonus amounts for each executive, stated as a percentage of base salary. Ranges of potential bonuses are determined based upon the executive's ability to affect the Company's performance. The Plan also provides for the opportunity to earn excess bonus awards if the Company's financial performance exceeds it's financial objectives. Actual bonuses are awarded following the year-end based on the actual achievement level of the specified corporate goals compared to the target range of achievement. For fiscal 1997, the Compensation Committee determined that bonuses would be awarded based primarily upon a target range for annual revenues, pretax operating results and cashflow with the ability to adjust the payout among the participants based on individual performance.

          Grants of stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's shareholders and to encourage executives and key employees to remain in the Company's employ. All of the Company's executive officers are eligible to receive options to purchase shares of Common Stock granted under the 1988 Stock Option Plan and the 1997 Equity Compensation Plan. The Compensation Committee believes that stock option grants are a valuable motivating tool which provide long-term incentive to management. The Compensation Committee also believes that issuing stock options to executives benefits the Company's shareholders by encouraging executives to own the Company's stock, thus aligning executives' pay with shareholders' interest. Generally, grants are not made in every year, but are awarded subjectively based on a number of factors, including the achievement of the Company's financial and strategic objectives as defined in the Company's annual plan, the individual's contribution to those achievements and the amount and remaining term of options already held by an individual. Financial and strategic objectives may include reaching target levels of operating results, developing strategic alliances, identifying and exploiting markets, developing new products and expanding existing market share and penetration. The Company also has implemented a program to grant replacement stock options under its 1997 Plan to assist eligible employees in the acquisition and retention of the Company's stock. So long as the program remains in effect, participants may be eligible to receive a replacement option by certifying upon exercise of a stock option that either (i) the participant's stock ownership exceeds his or her stock ownership goal, as established by the Company, or (ii) the participant is working toward achievement of that ownership goal and has not sold over the 12 preceding months and does not presently intend to sell more than 30% of the total number of shares of Company Common Stock acquired upon the exercise of options.

COMPANY POLICY ON QUALIFYING COMPENSATION

          Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars that is paid to any of the individuals named in the Summary Compensation Table and that is not "performance-based" as defined in section 162(m). The annual levels of executive compensation are not likely to exceed one million dollars for the foreseeable future. In order for incentive compensation to qualify as "performance-based" compensation under section 162(m), the Committee's discretion to grant awards must be strictly limited. The Company's 1997 Plan qualifies as a "performance-based" compensation plan under currently effective rules. The Compensation Committee believes that the benefit to the Company of retaining the ability to exercise discretion under the Company's remaining incentive compensation plans outweighs the limited risk of loss of tax deductions under Section 162(m). Therefore, the Compensation Committee does not currently intend to seek to qualify any of its other incentive compensation plans under Section 162(m).

CEO COMPENSATION

          Mr. Jesse's current compensation consists of an annual base salary of $200,000, which is subject to periodic increases determined by the Compensation Committee in its discretion based upon (i) a qualitative review of the performance of the Company and Mr. Jesse, and (ii) the compensation of executives with similar responsibilities employed by companies similar in size to the Company. In accordance with the Company's guidelines for merit increases, the Compensation Committee authorized an increase in Mr. Jesse's 1997 base salary of approximately 8% over 1996.

          Under the Company's 1997 bonus plan, Mr. Jesse was eligible for a target bonus equal to 50% of his annual base salary. Two thirds of the potential bonus was based on the achievement of specified corporate financial performance objectives and one third was based on achievement of specified personal strategic objectives to include expanding product and market awareness, development of reseller channels and consummation of strategic relationships with other product solution providers. Mr. Jesse was awarded a bonus of $95,565 for 1997.

OTHER EXECUTIVE COMPENSATION


     In accordance with the Company's guidelines for merit increases, the Compensation Committee authorized an increase in Mr. Kuekes' 1997 base salary of approximately 8% over 1996. The Compensation Committee authorized an increase in Ms. Dunn's 1997 base salary of 47% over 1996, reflecting her change in position and the additional responsibilities she assumed in 1997 as the result of her appointment as the President of the Consulting Solutions Division, as well as a merit increase in accordance with Company guidelines.

     The bonuses provided by the Compensation Committee to Messrs. Kuekes and Nelli for 1997 were based two-thirds upon the Company's achievement of the specified financial objectives discussed above with respect to the CEO's compensation and one-third upon the individual executive officer's achievement of specified personal strategic objectives established by the Compensation Committee at the beginning of the year. The Compensation Committee had further established bonus targets for Messrs. Kuekes and Nelli of up to 30% and 11.2%, respectively, of their respective base salaries. Based upon the extent to which the performance objectives were achieved, Messrs. Kuekes and Nelli were awarded bonuses of $37,838 and $13,598, respectively, for 1997. The bonus provided by the Compensation Committee to Ms. Dunn was based two-thirds upon the financial performance of the Consulting Solutions Division and one-third upon her achievement of specified personal strategic objectives, against a bonus target of up to 35% of her base salary. The financial performance component was based primarily upon a target range for annual revenues and operating results before interest, taxes and certain non-cash items. As provided under the bonus plan, Ms. Dunn had the opportunity to earn excess bonus awards if the Consulting Solutions Division's financial performance exceeded it's financial objectives. Ms. Dunn was awarded a bonus of $65,774 for 1997 due, in part, to the achievement of 138% of her financial performance goal.

     The Compensation Committee also granted options under the Company's 1997 Plan to certain of its executives and employees. These options were primarily granted to recently hired executives and employees and to employees under the replacement option program adopted by the Board in May 1997. The Compensation Committee granted to Mr. Nelli options in April 1997, and January 1998, to purchase 50,000 shares each at an exercise price of $4.6875 and $6.75, respectively.


By the Compensation Committee:

John F. Owens                   Carl G. Sempier                      Carl Wilson


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth information concerning compensation paid to the Chief Executive Officer and all other executive officers of the Company at December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                ANNUAL COMPENSATION                       AWARDS
                                    ---------------------------------------------------------------------------------------
                                                                                        SECURITIES
                                                                   OTHER ANNUAL         UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION                                        COMPENSATION       OPTIONS/SARS (#)      COMPENSATION ($)(3)
                                YEAR   SALARY ($)    BONUS ($)(1)      ($)(2)
---------------------------------------------------------------------------------------------------------------------------
W. Christopher Jesse,           1997   $196,254       $95,565             --                --                 $45,685
 President and Chief
 Executive Officer              1996    185,004        61,281             --                --                  28,652

                                1995    185,004        92,500             --                --                  26,810


---------------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes, Senior Vice   1997   $132,501       $37,838             --                --                 $19,076
 President and Chief
 Technology Officer             1996    125,004        41,406             --                --                  19,076

                                1995    125,004        90,000             --                --                  12,044


---------------------------------------------------------------------------------------------------------------------------
John N. Nelli,                  1997   $114,681       $13,598             --            50,000                 $   374
Senior Vice President and
 Chief Financial Officer(4)     1996         --            --             --                --                      --

                                1995         --            --             --                --                      --

---------------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn, Senior Vice      1997   $113,834       $65,774             --                --                 $16,598
 President and President,
 Tangram Consulting             1996     84,581        27,863             --                --                  13,232
 Solutions Division
                                1995     82,008        41,000             --                --                  12,430


----------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown do not include amounts expended by the Company pursuant to plans (including group disability, life and health insurance) that do not discriminate in scope, terms or operation in favor of executive officers and that are generally available to all salaried employees.

(2) Perquisites and other personal benefits for fiscal year 1997 did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(3) The stated amounts for fiscal 1997 include the following amounts: term life insurance premium payments of $957, $363, $374 and $957 for Messrs. Jesse, Kuekes and Nelli and Ms. Dunn, respectively, and imputed interest of $44,728, $18,713 and $15,641 for Mr. Jesse, Mr. Kuekes and Ms. Dunn, respectively, in connection with interest-free, non-recourse loans made to each of the named executive officers. The aggregate principal amount of the loans made to each of Mr. Jesse, Mr. Kuekes and Ms. Dunn was $787,472, $250,000 and $246,497, respectively. See Certain Transactions.

(4) Mr. Nelli joined the Company in February 1997 and, therefore, his salary for 1997 represents only a portion of the year.

STOCK OPTIONS

     The following table sets forth information with respect to options granted during fiscal year 1997.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------------------------
                      NUMBER OF      PERCENT OF TOTAL
                      SECURITIES   OPTIONS/SARS GRANTED                                          POTENTIAL REALIZABLE VALUE AT
                      UNDERLYING      TO EMPLOYEES IN        EXERCISE OR                       ASSUMED ANNUAL RATE OF STOCK PRICE
                     OPTIONS/SARS       FISCAL YEAR           BASE PRICE                          APPRECIATION FOR OPTION TERM
                       GRANTED                               ($/SH) (3)     EXPIRATION DATE                ($)(1)
NAME                     (#)(2)                                                                      5%              10%
--------------------------------------------------------------------------------------------------------------------------
W. Christopher Jesse       --               --                    --              --            $     --           $     --

Steven F. Kuekes           --               --                    --              --            $     --           $     --

John N. Nelli            50,000            17.3%               $4.6875            --            $147,400           $373,500

Nancy M. Dunn              --               --                    --              --            $     --           $     --
----------------------------------------------------------------------------------------------------------------------------------

(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986, as amended, and any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of four or more years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of common stock of the Company.

(2) All options are to acquire Common Stock of the Company. The options vest 25% each year commencing on April 2, 1998 and have a ten-year term. The options continue vesting and remain exercisable so long as employment with the Company continues. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same day sales (i.e. cashless broker's exercises). The Compensation Committee has the authority to modify the terms of outstanding options, including acceleration of the exercise date of outstanding options.

(3) All options have an exercise price at least equal to the fair market value of the shares subject to each option on the date of grant.

    The following table sets forth information with respect to options exercised during fiscal year 1997 and the number of unexercised options and the value of unexercised in-the-money options at December 31, 1997.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                                     SECURITIES                    VALUE OF
                                                                     UNDERLYING                   UNEXERCISED
                                  SHARES                             UNEXERCISED                  IN-THE-MONEY
                               ACQUIRED ON                           OPTIONS/SARS                 OPTIONS/SARS
                                 EXERCISE        VALUE           AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END($)(1)
            NAME                   (#)         REALIZED($)     EXERCISABLE  UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------

W. Christopher Jesse                --            --               575,000        --           $2,911,225        $  --
Steven F. Kuekes                    --            --               360,000        --           $1,822,680        $  --
John N. Nelli                       --            --                12,500      37,500         $   23,444        $70,331
Nancy M. Dunn                       --            --                90,000        --           $  455,670        $  --
--------------------------------------------------------------------------------------------------------------------------

(1) The value of unexercised in-the-money options is calculated based upon (i) the fair market value at December 31, 1997, less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 31, 1997, the per share fair market value utilized in calculating the values in this table was $6.563.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In connection with the merger of Tangram Systems Corporation with and into the Company, the Company entered into severance and non-competition agreements with Messrs. Jesse and Kuekes and Ms. Dunn which provide for continued health and dental benefits for up to a one-year period and severance payments equal to one year of their respective base salaries upon termination of employment with the Company for any reason other than termination for cause or voluntary termination. The Company also may, in its discretion, provide for such benefits and severance payments upon termination of employment for cause or voluntary termination. Pursuant to these agreements, each of Messrs. Jesse and Kuekes and Ms. Dunn have agreed to refrain from competing with the Company for one year after the termination of his or her respective employment, and the Company's severance payments and benefits are conditioned upon adherence to such non-competition provisions.

                            STOCK PERFORMANCE GRAPH

     The following chart compares the cumulative total shareholder return on the Company's Common Stock for the period December 31, 1992, through December 31, 1997, with the cumulative total return on the Nasdaq Index and the cumulative total return for a peer group index for the same period. The peer group consists of the companies in SIC Code 737--Computer Programming and Data Processing Services. The comparison assumes that $100 was invested on December 31, 1992, in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends. The Company has historically reinvested earnings in the growth of its business and has not paid cash dividends on its Common Stock.

         -------------------------------------------------------------
                         1992    1993    1994    1995    1996    1997
         -------------------------------------------------------------
          TANGRAM         100     141     85      74      356     389
         -------------------------------------------------------------
          NASDAQ          100     115     112     159     195     240
         -------------------------------------------------------------
          PEER GROUP      100     106     130     197     242     296
         -------------------------------------------------------------


                              CERTAIN TRANSACTIONS

     The Company and Safeguard are parties to an Administrative Services Agreement pursuant to which Safeguard provides the Company with administrative support services. During 1997, the Company paid a fee of $254,000. The agreement also provides for the reimbursement of certain out-of-pocket expenses incurred by Safeguard in performing services under the agreement. The administrative support services include consultation regarding the Company's general management, investor relations, financial management, human resources management, certain legal services, insurance programs administration, and tax research and planning. The Agreement is subject to termination by the Company or Safeguard upon notice on the last day of any quarter.


     The Company has a $6 million unsecured revolving line of credit with Safeguard. The amount of this line of credit was increased from $1 million to $5 million in April 1997, and to $6 million in July 1997, to finance the cost of introducing and marketing the new Asset Insight product. Terms of the line of credit require monthly interest payments at the prime rate plus 1%. Principal is due thirteen months after date of demand by Safeguard or earlier in the case of a sale of substantially all of the assets of the Company, a business combination or upon the closing of a debt or equity offering. At December 31, 1997, the borrowings under the Safeguard line of credit were $3 million and have increased to $3.7 million as of April 20, 1998. The Company incurred and paid Safeguard interest cost of $186,000 in 1997 under the revolving credit agreement.

     In April 1997, the Company made non-recourse, non-interest bearing loans to certain officers of the Company in the aggregate amount of $500,000 and repurchased from these officers a total of 86,018 shares of the Company's common stock for an aggregate purchase price of $500,000. The stock was acquired at its current market price as reflected by the average of the day's best bid and asked prices. The stock is held in treasury. The loans are secured by shares of the Company's common stock owned by the officers and mature at the end of three years or termination of employment, whichever occurs first. In addition, during 1995 and 1994, the Company made non-recourse, non-interest bearing loans to certain officers of the Company totaling $784,000. The loans are secured by shares of the Company's common stock owned by the officers and mature at the end of five years or termination of employment, whichever occurs first. The principal amounts of the loans made and outstanding at December 31, 1997, to Messrs. Jesse and Kuekes and Ms. Dunn were $787,472, $250,000 and $246,497, respectively.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP served as independent auditors for the Company for fiscal year 1997. The Audit Committee of the Board of Directors presently is reviewing the performance of the independent certified public accountants and thus has not selected a public accountant for the fiscal year 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

           COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Shareholders"), to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Shareholders are required by SEC regulation to furnish the Company with copies of all section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period January 1, 1997, through December 31, 1997, its officers, directors and 10% Shareholders complied with all applicable section 16(a) filing requirements.

                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the Annual Meeting. if any other matter should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

     The Company's Annual Report For 1997, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the shareholders but is not to be regarded as proxy solicitation material.


Dated:  April 29, 1998

-------------------------------------------------------------------------------



P R O X Y
                      TANGRAM ENTERPRISE SOLUTIONS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint W. Christopher Jesse, Steven F. Kuekes and Nancy M. Dunn, and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me as specified on the reverse side and, in their discretion, on all other matters which may properly come before the 1998 Annual Meeting of Shareholders of Tangram Enterprise Solutions, Inc. to be held on June 3, 1998, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AS THE PROXIES MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

         PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.



-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                           - FOLD AND DETACH HERE -

-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.       [X]  Please mark
                                                                   your votes as
                                                                    indicated in
                                                                    this example



                                                        WITHHELD
1. ELECTION OF DIRECTORS                FOR             FOR ALL
 Nominees:                              [_]               [_]
 Michael H. Forster
 W. Christopher Jesse
 Steven F. Kuekes
 John F. Owens
 Charles A. Root
 Carl G. Sempier
 Harry Wallaesa
 Carl Wilson



TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.


SIGNATURE(S) ______________   ______________    DATE: _________________________

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. Joint tenants must both sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation or partnership, please give full title.


-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                          - FOLD AND DETACH HERE -

 -------------------------------------------------------------------------------

                         Your Proxy vote is important,
                  regardless of the number of shares you own.

 Whether or not you plan to attend the meeting in person, please complete, date and sign the above Proxy card and return it without delay in the enclosed envelope.


                                        TANGRAM(R)
                                         ENTERPRISE  LOGO
                                          SOLUTIONS

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